Exhibit 10.60
December 15, 2008
Mr. James Keegan
Re:	Amended and Restated Employment Agreement
Dear Mr. Keegan:
     On behalf of Lions Gate Films Inc. (the “Company” or “Lions Gate”), this letter is to confirm the terms of your employment by the Company. We refer to you herein as “Employee.” The employment agreement entered into as of February 21, 2006, between Employee and the Company (the “Prior Employment Agreement”), is hereby amended and restated in its entirety. The terms of Employee’s employment from the Effective Date (as defined below) are as follows:
     1. The term of this agreement (this “Agreement”) will begin April 16, 2006 (the “Effective Date”) and end April 15, 2008, subject to early termination as provided in this Agreement (the “Term”). During the Term of this Agreement Employee will serve as Chief Financial Officer. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the motion picture industry and as may be reasonably requested by Company.
     The Company may, at its sole discretion, extend the Term of this Agreement for an additional year, commencing April 16, 2008 and ending April 15, 2009 (the “Option Year”) by giving notice to Employee of its election to extend this Agreement at least ninety (90) days before that date.
      So long as this Agreement shall continue in effect, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this Agreement in accordance with policies established by the Company.
     2. The following compensation will be paid to Employee during the Term of this Agreement:
     Base Salary. During the Term of this Agreement, the Company agrees to pay Employee a base salary as follows:
April 16, 2006 through April 15, 2007 — the rate of Four Hundred Thousand dollars ($400,000.00) per year (“Base Salary — Year 1”), payable in accordance with the Company’s normal payroll practices in effect.
April 16, 2007 through April 15, 2008 — the rate of Four Hundred Twenty Five

Thousand dollars ($425,000.00) per year (“Base Salary — Year 2”), payable in accordance with the Company’s normal payroll practices in effect.
In the event that this Agreement is extended for a third year at the Company’s option (April 16, 2008 through April 15, 2009) in accordance with Section 1 above, Employee’s compensation shall be at the rate of Four Hundred Fifty Thousand dollars ($450,000.00) per year (“Base Salary — Option Year”), payable in accordance with the Company’s normal payroll practices in effect.
Nothing in this Agreement shall limit the Company’s right to modify its payroll practices, as it deems necessary.
During the Term, Employee shall be entitled to receive performance bonuses at the full discretion of the CEO of the Company and the approval of the Board of the Company. Employee must be employed with the Company through the last day of the bonus year to be eligible to receive a discretionary performance bonus for that year, and any such bonus will be paid within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4) (generally within two and one-half months after the end of the fiscal year for which the bonus is paid).
     3. As an employee of the Company, Employee will continue to be eligible to participate in all benefit plans to the same extent as other salaried employees subject to the terms of such plans.
     4. Employee shall be entitled to take paid time off without a reduction in salary, subject to (i) the approval of Employee’s supervisor, and (ii) the demands and requirements of Employee’s duties and responsibilities under this Agreement. There are no paid vacation days. Finally, Employee will be eligible to be reimbursed for any business expenses in accordance with the Company’s current Travel and Entertainment policy.
     5. Lions Gate shall request that the Compensation Committee of Lions Gate (“CCLG”) authorize and grant Employee 25,000 common shares (“Grants”) of Lions Gate Entertainment Corp. in accordance with the terms and conditions of the existing and/or future Employee Stock Plan (collectively, the “Plan”). Employee acknowledges that this Grant of stock is subject to (i) the approval of the CCLG; and (ii) Lions Gate Entertainment Corp’s Shareholders (“Shareholders”) approving an increase to the number of options and shares available under the Plan. The next scheduled meeting of the Shareholders shall be in September, 2006. The award date (“Award Date”) shall be the date of the board meeting when the Grant is approved. The Grant shall vest as follows:
1/3 on the 1st anniversary of the Award Date;
2/3 on the 2nd anniversary of the Award Date;
3/3 on the 3rd anniversary of the Award Date.

     If the Grants described herein are not approved by the CCLG or Shareholders do not approve additional options and shares under the plan, Employee shall receive the cash equivalent (“Cash Equivalent”). The Cash Equivalent shall be the value of the shares on the date such shares (or a portion thereof) would have vested, and shall be paid on such date.
     In the event of Employee’s death, the shares granted, if any, in this Section 5 shall be deemed fully vested.
     In the event the Company does not elect to extend this Agreement to April 15, 2009 (Option Year) per paragraph 2 of Section 1, the Grants should be deemed fully vested at the end of Year 2.
     6. Employee agrees that the Company Employee Handbook outlines other policies, which will apply to Employee’s employment, and Employee acknowledges receipt of such handbook. Please note, however, that the Company retains the right to revise, modify or delete any policy or benefit plan it deems appropriate.
     7. This Agreement shall terminate upon the happening of any one or more of the following events:
                      (a) The mutual written agreement between the Company and Employee; or
                      (b) The death of Employee; or
                      (c) Employee’s having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing Employee’s duties hereunder for a period of ninety (90) days or more, provided that Employee has not cured such disability within ten (10) days of written notice; or
                      (d) The determination on the part of the Company that “cause” exists for termination of this Agreement, with “cause” being defined as any of the following: 1) Employee’s conviction of a felony or plea of nolo contendere to a felony, except in connection with a traffic violation; 2) Employee’s commission, by act or omission, of any material act of dishonesty in the performance of Employee’s duties hereunder; 3) material breach of this Agreement by Employee; or 4) any act of misconduct by Employee having a substantial adverse effect on the business or reputation of the Company.
                      (e) Employee is terminated “without cause.” Termination “without cause” shall be defined as Employee being terminated by the Company for any reason other than as set forth in Sections 7(a)-(d) above. In the event of a termination “without cause,” Employee shall be entitled to receive (i) a severance payment equal to 50% of the amount of the Base Salary (or, if such termination occurs during the Option Year, 50% of the amount of the Base Salary — Option Year) which Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term (or, if such termination occurs during an Option Year, the last day of the Option Year) had Employee continued to be employed with the Company through such date, but in no event less than six (6) months’ Base Salary at the monthly rate in effect on the date of such termination, such payment to be made, subject to Section 13, in cash in a lump sum as soon as practicable after (and in all events not more than two and one-half (2 1/2) months after) the date of Employee’s Separation from Service with the Company, and (ii) payment by the Company of the cost of Employee’s COBRA coverage (for Employee and Employee’s eligible dependents at the levels in effect on the termination date) until the earlier of either six (6) months following the date of the termination of Employee’s employment with the Company or the date Employee secures new employment and is eligible for health care benefits. The Company’s payment of the amounts described above in this Section 7(e) shall relieve the Company of any and all obligations to Employee. As used herein, a “Separation from Service” occurs when Employee dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
     In the event that this Agreement is terminated pursuant to any of Sections 7(a)-(d) above, neither the Company nor Employee shall have any remaining duties or obligations hereunder, except that (i) the Company shall pay to Employee only such compensation as is earned under Section 2 as of the date of Employee’s termination of employment and (ii) Employee shall continue to be bound by Sections 9, 11, 12 and 13. For the sake of clarity, following the termination of this Agreement for any reason, Sections 9, 11, 12 and 13 shall survive and be binding upon Employee following his termination of employment with the Company.
     8. Employee’s services shall be exclusive to Lions Gate during the Term. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the motion picture industry and as may be reasonably requested by Lions Gate. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by Lions Gate in connection with the regular conduct of its business; to render services during Employee’s employment hereunder whenever and wherever and as often as Lions Gate may reasonably require in a competent, conscientious and professional manner, and as instructed by Lions Gate in all matters, including those involving artistic taste and judgment, but there shall be no obligation on Lions Gate to cause or allow Employee to render any services, or to include all or any of Employee’s work or services in any motion picture or other property or production.
     9. Employee agrees that Lions Gate shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by Employee or suggested or submitted to Employee by a third party that occurs during the Term or any other period of employment with the Company, its parent, affiliates, or subsidiaries that are within the scope of Employee’s employment and responsibilities hereunder. Employee agrees that during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries, Lions Gate shall own all other results and proceeds of Employee’s services that are related to Employee’s employment and responsibilities. Employee shall promptly and fully disclose all intellectual property generated by the Employee during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries in connection with Employee’s employment hereunder. All copyrightable works that Employee creates in connection with Employee’s obligations under this Agreement and any other period of employment with the Company, its parent, affiliates, or subsidiaries shall be considered “work made for hire” and therefore the property of the Company. To the extent any work so produced or other intellectual property so generated by Employee is not deemed to be a “work made for hire,” Employee hereby assigns and agrees to assign to the Company(or as otherwise directed by the Company) Employee’s full right, title and interest in and to all such works and other intellectual property. Employee agrees to execute any and all applications for domestic and foreign copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the intellectual property to the Company and to permit the Company to enforce any copyrights or other proprietary rights to the intellectual property. Employee will not charge the Company for time spent in complying with these obligations. This Section 9 shall apply only to that intellectual property which related at the time of conception to the Company’s then current or anticipated business or resulted from work performed by Employee for the Company. Employee hereby acknowledges receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Executive) does not apply fully to an invention which qualifies fully under California Labor Code Section 2870.
     10. Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties under this Agreement.
     11. The parties acknowledge and agree that during the Term of this Agreement and in the course of the discharge of Employee’s duties hereunder and at any other period of employment with the Company, its parent, affiliates, or subsidiaries, Employee shall have and has had access to information concerning the operation of Lions Gate and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by Lions Gate and regularly used in the operation of Lions Gate’s business and (to the extent that such confidential information is not subsequently disclosed) that this information constitutes Lions Gate’s trade secrets. Employee agrees that Employee shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the Term of this Agreement or at any other time thereafter, except as is required in the course of Employee’s employment for Lions Gate. Employee shall not use any such trade secrets in connection with any other employment and/or business opportunities following the Term. In addition, Employee hereby expressly agrees that Employee will not disclose any confidential matters of Lions Gate that are not trade secrets prior to, during or after Employee’s employment including the specifics of this Agreement. Employee shall not use any such confidential information in connection with any other employment and/or business opportunities following the Term. In addition, in order to protect the Confidential Information, Employee agrees that during the Term and for a period of two (2) years thereafter, Employee will not, directly or indirectly, induce or entice any other executive of the Company to leave such employment or cause anyone else to leave such employment.
     12. Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by binding arbitration conducted before a single arbitrator in Los Angeles in accordance with the Federal Arbitration Act, to the extent that such rules do not conflict with any provisions of this Agreement. Said arbitration shall be under the jurisdiction of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles, California. All such actions must be instituted within one year after the controversy or claim arose or forever be waived. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof. The arbitrator shall have the authority to award damages and remedies in accordance with applicable law. Any award, order of judgment pursuant to such arbitration shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order of judgment. Company shall pay for the administrative costs of such hearing and proceeding.
     13. It is intended that any amounts payable under this Agreement and any exercise of authority or discretion hereunder by the Company or Employee shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject Employee to payment of any interest or additional tax imposed under Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Section 409A, this Agreement shall be construed and interpreted in a manner to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.
     Notwithstanding any other provision herein, if Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s Separation from Service, Employee shall not be entitled to any payment or benefit pursuant to Section 7(e) above until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of Employee’s death. Any amounts otherwise payable to Employee upon or in the six (6) month period following Employee’s Separation from Service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Employee’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Employee’s death). The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.
     Any reimbursements made to Employee hereunder will be made in accordance with the Company’s reimbursement policies, practices and procedures in effect from time to time. To the extent that any benefits pursuant to Section 7(e)(ii) or reimbursements pursuant to Section 4 of this Agreement are taxable to Employee, any reimbursement payment due to Employee pursuant to any such provision shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year.
     14. This Agreement expresses the binding and entire agreement between Employee and the Company and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof (including, without limitation, the Prior Employment Agreement, except as expressly provided herein). All modifications or amendments to this Agreement must be in writing, signed by both parties.
     Please acknowledge your confirmation of the above terms by signing below where indicated and returning this letter to me. If you have any questions relating to the matters described in this letter, please call                      at (310) 255-XXXX.
Very truly yours,

LIONS GATE FILMS, INC.

By:	/s/ Wayne Levin Wayne Levin
Executive Vice President and General Counsel
AGREED AND ACCEPTED
This       day of                     , 2008

By:	/s/ James Keegan James Keegan